Exhibit 99.2

Supplemental Risk Factors Reflecting Proposed Mergers

Upon regulatory approval and consummation of the mergers, management believes the business of GLAIC Merged would be subject to the additional risk factors as discussed below. The following should be read in conjunction with “Item 1A–Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Interest rate fluctuations could adversely affect GLAIC Merged’s term life insurance business and profitability.

GLAIC Merged’s term life insurance products would further expose GLAIC Merged to the risk of interest rate fluctuations. The pricing and expected future profitability of these products would be based in part on expected investment returns. Over time, term life insurance products generally produce positive cash flows as customers pay periodic premiums, which GLAIC Merged would invest as it receives them. Low interest rates may reduce GLAIC Merged’s ability to achieve its targeted investment margins and may adversely affect the profitability of GLAIC Merged’s term life insurance products.

Reinsurance may not be available, affordable or adequate to protect GLAIC Merged against losses.

As part of GLAIC Merged’s overall risk and capacity management strategy, GLAIC Merged would purchase reinsurance for certain risks underwritten by its various business segments. Market conditions beyond GLAIC Merged’s control determine the availability and cost of the reinsurance protection GLAIC Merged would purchase. Accordingly, GLAIC Merged may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms which could adversely affect GLAIC Merged’s ability to write future business.

GLAIC Merged may be required to recognize impairment in the value of its goodwill, which would increase expenses and reduce profitability.

Goodwill would represent the excess of the amount paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of the acquisition. Under U.S. GAAP, GLAIC Merged would test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business one level below the operating segment. Goodwill would be impaired if the fair value of the reporting unit as a whole is less than the fair value of the identifiable assets and liabilities of the reporting unit, plus the carrying value of goodwill, at the date of the test. For example, goodwill may become impaired if the fair value of a reporting unit as a whole were to decline by an amount greater than the decline in the value of its individual identifiable assets and liabilities. This may occur for various reasons, including changes in actual or expected earnings or cash flows of a reporting unit, generation of earnings by a reporting unit at a lower rate of return than similar businesses or declines in market prices for publicly traded businesses similar to GLAIC Merged’s reporting units. If any portion of GLAIC Merged’s goodwill becomes impaired, GLAIC Merged would be required to recognize the amount of the impairment as a current-period expense.

Regulation XXX may have an adverse effect on GLAIC Merged’s financial condition and results of operations by requiring GLAIC Merged to increase statutory reserves for term life and universal life insurance or incur higher operating costs.

The Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” requires insurers to establish additional statutory reserves for term and universal life insurance policies with long-term premium guarantees. Virtually all newly issued term and universal life insurance business would be affected by Regulation XXX.

In response to this regulation, GLAIC Merged would increase term and universal life insurance statutory reserves and change premium rates for term life insurance products. GLAIC Merged would also implement reinsurance and capital management actions to mitigate the impact of Regulation XXX. However, GLAIC Merged cannot assure you that there will not be regulatory or other challenges to the actions taken to date. The result of those challenges could require GLAIC Merged to increase statutory reserves or incur higher operating costs. Any change to or repeal of Regulation XXX could reduce the competitive advantage of GLAIC Merged’s reinsurance and capital management actions in response to Regulation XXX and could adversely affect the market position of GLAIC Merged in the life insurance market.

GLAIC Merged also cannot assure you that it will be able to continue to implement actions to mitigate the impact of Regulation XXX on future sales of term and universal life insurance products. If GLAIC Merged is unable to continue to implement those actions, GLAIC Merged may be required to increase statutory reserves, incur higher operating costs than currently anticipated, or reduce sales of these products. GLAIC Merged also may have to implement measures that may be disruptive to the business. For example, because term and universal life insurance would be particularly price-sensitive products, any increase in premiums charged on these products in order to compensate for the increased statutory reserve requirements or higher costs of reinsurance may result in a significant loss of volume and adversely affect the life insurance operations of GLAIC Merged.

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